OFFICER’S CERTIFICATE

This is to certify that the premium for the Investment Company Blanket Bond issued by National Union Fire Insurance Company of Pittsburgh, PA to Mutual of America Institutional Funds, Inc. was paid for the period March 1, 2015 through March 1, 2016.

Dated: April 27, 2015

/s/ Maria Brophy
Maria Brophy